SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Aptevo Therapeutics Inc.

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APTEVO THERAPEUTICS INC.

2401 4th Ave. Suite 1050

Seattle, Washington 98121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 27, 2020

Dear Aptevo Stockholder:

You are cordially invited to attend the annual meeting of stockholders (the “Annual Meeting”) of Aptevo Therapeutics Inc., a Delaware corporation (the “Company”).  The meeting will be held electronically on Wednesday, May 27, 2020 at 9:00 a.m. PDT.  We are pleased to announce that this year’s annual meeting will be a virtual meeting via live webcast on the Internet.  You will be able to attend the meeting and vote during the meeting by visiting www.virtualshareholdermeeting.com/APVO2020 for the following purposes:

1. To elect two nominees, Zsolt Harsanyi, Ph.D. and Barbara Lopez Kunz, to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.

2. To approve the stock option exchange program, as described in the attached proxy statement.

3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 9, 2020.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to Be Held Virtually on May 27, 2020 at 9:00 a.m. PDT by visiting www.virtualshareholdermeeting.com/APVO2020.

The proxy statement and annual report to shareholders

are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Heather Boussios

Assistant Secretary

Seattle, WA

April , 2020

You are cordially invited to “virtually” attend the meeting.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  Even if you have voted by proxy, you may still vote if you “virtually” attend the meeting.

APTEVO THERAPEUTICS INC.

2401 4th Ave. Suite 1050

Seattle, Washington 98121

PROXY STATEMENT

FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS

To be held on May 27, 2020

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board”) of Aptevo Therapeutics, Inc. (sometimes referred to as the “Company,” “Aptevo,” “we,” “us” or “our”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.

We intend to mail these proxy materials on or about April , 2020 to all shareholders of record entitled to vote at the annual meeting.

How do I attend the Annual Meeting?

The meeting will be held electronically on Wednesday, May 27, 2020 at 9:00 a.m. PDT. For questions regarding the Annual Meeting, please call Investor Relations at 206-859-6628. To attend the meeting, go to www.virtualshareholdermeeting.com/APVO2020. Have your proxy card or voting instruction form available. Stockholders will have the ability to vote and ask questions during the meeting. Information on how to vote by “virtually” attending the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 9, 2020 will be entitled to vote at the Annual Meeting.  On this record date, there were 3,234,155 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If on April 9, 2020 your shares were registered directly in your name with the Company’s transfer agent, Broadridge Financial Solutions, Inc., then you are a stockholder of record.  As a stockholder of record, you may vote by “virtually attending” the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 9, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the Annual Meeting.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of two directors;
•	Approval of stock option exchange program; and
•	Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2020.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all of the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For the approval of the stock option exchange program, you may either vote “For” or “Against” or abstain from voting. For the ratification of the selection of Ernst & Young LP as the auditors of the Company, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by “virtually” attending the Annual Meeting, vote by proxy over the telephone, or vote by proxy through the internet or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still “virtually” attend the meeting and vote even if you have already voted by proxy.

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To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your telephone vote must be received by 11:59 p.m. EDT on May 26, 2020 to be counted.

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To vote through the internet, go to http://www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your internet vote must be received by 11:59 p.m. EDT on May 26, 2020 to be counted.

•	If you attend the virtual meeting, you can also vote during the meeting.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, these proxy materials along with a voting instruction form are being provided by that organization rather than the Company.  Simply follow the instructions and mail the voting instruction form to ensure that your vote is counted.  To vote by “virtually” attending the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 9, 2020.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, or by telephone, through the internet, or by “virtually” attending the Annual Meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the rules and interpretations of various national and regional securities exchanges, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all nominees for director, “For” the stock option exchange program and “For” the ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm of the Company for the year ending December 31, 2020.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies. In addition, we have engaged The Proxy Advisory Group, LLC to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $16,500 in total. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on all proxy cards you receive to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to Aptevo’s Assistant Corporate Secretary at 2401 4th Ave. Suite 1050, Seattle, Washington 98121.
•	You may “virtually” attend the Annual Meeting and vote. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December      , 2020, to Aptevo’s Corporate Secretary at 2401 4th Ave. Suite 1050, Seattle, Washington 98121.  A proposal must satisfy the rules and regulations of the SEC and the additional requirements of our bylaws to be eligible for inclusion in the proxy statement for that meeting. A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the company’s bylaws. The bylaws require that a stockholder who intends to present a proposal at an annual meeting of stockholders submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. Therefore, to be eligible for consideration at the 2021 annual meeting, such a proposal and any nominations for director must be received by the Corporate Secretary between January 27, 2021 and February 28, 2021; provided however, that if our 2021 Annual Meeting of Stockholders is held before April 27, 2021 or after June 26, 2021, then the proposal must be received no earlier than the close of business of the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any proposals received after the applicable deadline may be considered untimely and may be excluded.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and with respect to the other proposals, votes  “For” and “Against,” abstentions and, if applicable, broker non-votes.  Abstentions and broker non-votes will not be considered votes cast at the Annual Meeting. Because the approval of all of the proposals is based on the votes cast at the Annual Meeting, abstentions and, as applicable, broker non-votes will not have any effect on the outcome of voting on the proposals.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.  Broker non-votes will have no effect.

To be approved, Proposal No. 2, approval of the stock option exchange program, must receive “For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter. Abstentions and broker non-votes will have no effect.

To be approved, Proposal No. 3, ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020, must receive “For” votes from the holders of a majority of shares present at the meeting or represented by proxy and entitled to vote on the matter.  Abstentions and broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy.  On the record date, there were 3,234,155 shares outstanding and entitled to vote. Thus, the holders of 1,617,078 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by “virtually” attending the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement, Form 10-K and annual report to stockholders are available at www.proxyvote.com.

Proposal 1

Election Of Directors

Aptevo’s Board of Directors is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has seven members.  There are two directors in the class whose term of office expires in 2020.  Each of the nominees listed below is currently a director of the Company. If elected at the Annual Meeting, each of these nominees would serve until the 2023 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s practice that directors and nominees for director attend our annual stockholder meetings. Seven of our directors attended our 2019 Annual Meeting of Stockholders.

Directors are elected by a plurality of the votes of the holders of shares present at the meeting or represented by proxy and entitled to vote on the election of directors.  Accordingly, the two nominees receiving the highest number of affirmative votes will be elected.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting, as of May 27, 2020.

Name	Age	Principal Occupation/ Position Held with the Company
Fuad El-Hibri	62	Chairman
Marvin L. White	58	Director, Chief Executive Officer
Daniel J. Abdun-Nabi	65	Director
Grady Grant, III	64	Director
Zsolt Harsanyi, Ph.D.	76	Director
Barbara Lopez Kunz	62	Director
John E. Niederhuber, M.D.	81	Lead Independent Director

Nominees for Election for a Three-year Term Expiring at the 2023 Annual Meeting

Zsolt Harsanyi, Ph.D.  Mr. Harsanyi has served as a member of our Board since August 2016. Mr. Harsanyi has served on the board of directors of Emergent BioSolutions, Inc., from which we were spun off in 2016 (Emergent), since August 2004 and as chairman of the board of N-Gene Research Laboratories, Inc., a privately-held biotechnology company, since March 2011. Prior to that, Mr. Harsanyi served as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc., a private biotechnology company, from December 2004 to February 2011. Mr. Harsanyi served as president of Porton International Inc., or Porton International, a pharmaceutical and vaccine company, from January 1983 to December 2004. Mr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Mr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Mr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress’ Office of Technology Assessment, served as a consultant to the President’s Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Mr. Harsanyi received his bachelor degree from Amherst College and his Ph.D. in genetics from Albert Einstein College of Medicine. The Board believes Mr. Harsanyi is qualified to serve on Aptevo’s Board because of his industry experience, including his senior executive and financial positions and his experience as audit committee chair of various public company board of directors.

Barbara Lopez Kunz  Ms. Kunz has served as a member of our Board since August 2016.  Ms. Kunz is currently the Global Chief Executive of the Drug Information Association, a private health care products company. Ms. Kunz serves as chair of the Children’s National Health System Research Institute.  From January 2007 to March 2013, she worked as President of Health and Life Sciences at Battelle Memorial Institute, a private nonprofit applied science and technology development company. From August 2003 to December 2007, she worked as Senior VP/GM for Thermo Fisher Scientific’s Fisher Biosciences and led the Latin America regional business from January 2000 to July 2003 at Uniqema, a private company acquired by Croda International plc in 2006. Ms. Kunz earned bachelor degrees in both biology and chemistry from Thiel College, MBA coursework at Cleveland State University, an MS in polymer science from the University of Akron and is certified in INSEAD’s international executive program. The Board believes that Ms. Kunz is qualified to serve on Aptevo's Board because of her leadership experience, her business acumen and knowledge of the healthcare industry.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2022 Annual Meeting

Fuad El-Hibri Mr. El-Hibri has served as the Chairman of our Board since August 2016. Mr. El-Hibri is the founder and Executive Chairman of the board of directors of Emergent. Mr. El-Hibri has served as the executive chairman of Emergent’s board of directors since April 2012. From June 2004 to March 2012, Mr. El-Hibri served as chief executive officer and chairman of Emergent’s board of directors. Mr. El-Hibri also served as president of Emergent from March 2006 to April 2007. Mr. El-Hibri served as chief executive officer and chairman of the board of directors of BioPort Corporation, or BioPort, from May 1998 until June 2004, when, as a result of Emergent’s corporate reorganization, BioPort became a wholly-owned subsidiary of Emergent and was subsequently renamed Emergent BioDefense Operations Lansing Inc. Mr. El-Hibri is chairman of East West Resources Corporation, a venture capital and business consulting firm, a position he has held since June 1990. He served as president of East West Resources from September 1990 to January 2004. Mr. El-Hibri earned a bachelor degree with honors in economics from Stanford University and a masters degree in public and private management from Yale University. Mr. El-Hibri brings an important perspective to Aptevo and the Board believes Mr. El-Hibri is qualified to serve on Aptevo’s Board due to his experience in the biotechnology industry, his familiarity with the Aptevo technology and his overall business acumen.

Marvin L. White  Mr. White has served as our President, Chief Executive Officer and as a member of our Board since August 2016.  Mr. White served as a director of Emergent from June 2010, until his resignation from the Emergent board of directors in May 2016. From 2008 to March 2014, Mr. White served as the Chief Financial Officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health in 2008, Mr. White was the Chief Financial Officer of Lilly USA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Treasury and Corporate Finance and Investment Banking in the Corporate Strategy Group. He serves on the board of OneAmerica Financial Insurance Partners, Inc., a mutual insurance and financial services company based in Indianapolis, Indiana. From June 2014 until August 2016, Mr. White served on the boards of Washington Prime Group, a NYSE REIT that invests in shopping centers. From July 2015 until March 2017, Mr. White served on the board of CoLucid Pharmaecuticals, Inc., a public pharmaceutical company. Mr. White earned a bachelor of science degree from Wilberforce University in Accounting and his MBA degree in Finance from Indiana University.  Mr. White’s tenure as chief executive officer of Aptevo and previous director of Emergent provides valuable management and leadership experience.  In addition, Mr. White provides crucial insight to the Board on company strategic planning and operations. For these reasons, the Board believes Mr. White is qualified to serve on Aptevo’s Board

John E. Niederhuber, M.D.  Dr. Niederhuber has served on our Board and as our lead independent director since August 2016.  From 2010 to 2019, Dr. Niederhuber served as the Executive Vice President of the Inova Health System, Founder of the Inova Translational Medicine Institute and President and CEO of Genomics and Bioinformatics Research Institute (GBR), a joint venture between Inova and the University of Virginia. Dr. Niederhuber served as a director of Emergent from August 2010, until his resignation from the Emergent board of directors in May 2016. He previously served as the director of the National Cancer Institute (NCI), the National Institutes of Health from 2006 to 2010. Dr. Niederhuber joined the Inova Health System in August 2010 as Executive Vice President of the Health System and CEO of the Inova Translational Medicine Institute.

Dr. Niederhuber is also an adjunct professor of surgery and oncology at the Johns Hopkins University School of Medicine. Prior to joining NCI, Dr. Niederhuber was Director of the University of Wisconsin Comprehensive Cancer Center and professor of surgery and oncology (member of the McArdle Laboratory) at the University of Wisconsin School of Medicine from 1997 to 2005. He chaired the Department of Surgery at Stanford University School of Medicine from 1991 to 1997 and held professorships at the Johns Hopkins University School of Medicine from 1987 to 1991 and at the University of Michigan from 1973 to 1987. Mr. Niederhuber earned a bachelor of science from Bethany College and his M.D. from The Ohio State University School of Medicine. The Board believes that Dr. Niederhuber is qualified to serve on Aptevo’s Board because he provides valuable insights to the Board through his experience in the field of oncology and in the business of healthcare.

Directors Continuing in Office Until the 2021 Annual Meeting

Daniel J. Abdun-Nabi  Mr. Abdun-Nabi has served as a member of our Board since August 2016. Mr. Abdun-Nabi has served as a member of the board of directors of REGENXBIO since 2016. Mr. Abdun-Nabi served as the chief executive officer of Emergent from April 2012 until his retirement in March 2019 and as president & chief executive officer of Emergent from April 2012 to March 2018. He also served as a director of Emergent from May 2009 to April 2019.  From May 2007 to March  2012, Mr. Abdun-Nabi served as Emergent's president and chief operating officer. Mr. Abdun-Nabi previously served as Emergent's corporate secretary from December 2004 to January 2008, Emergent's senior vice president, corporate affairs and general counsel from December 2004 to April 2007 and Emergent's vice president and general counsel from May 2004 to December 2004. Mr. Abdun-Nabi served as general counsel for IGEN International, Inc., a biotechnology company, and its successor BioVeris Corporation, from September 1999 to May 2004. Prior to joining IGEN, Mr. Abdun-Nabi served as senior vice president, legal affairs, general counsel and secretary of North American Vaccine, Inc., a private vaccine company acquired by Baxter International Inc. in 2000. Mr. Abdun-Nabi earned a bachelor degree in political science from the University of Massachusetts Amherst, a J.D. from the University of San Diego School of Law and an LLM from Georgetown University Law Center. The Board believes that Mr. Abdun-Nabi is qualified to serve on Aptevo's Board because of his extensive experience and knowledge of the biotechnology industry and Aptevo products.

Grady Grant, III  Mr. Grant has served as a member of our Board since August 2016. Mr. Grant is currently the Vice President of Sales for Tissue Tech Limited.  From December 2011 to August 2018, he worked as Vice President of Medical Sales for Mead Johnson Nutrition, a public company focused on pediatric nutrition. He had held this position since December 2011, preceded by 30 years of service at Eli Lilly and Company which includes his service as Vice President of Sales Neuroscience from January 2006 to December 2011. Mr. Grant earned a bachelor degree in pharmaceutical science from Temple University. The Board believes that Mr. Grant is qualified to serve on Aptevo's Board because of his knowledge of the pharmaceutical industry and marketed products.

information regarding the board of directors and corporate governance

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following six directors, representing a majority of the members of the Board, are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. El-Hibri, Mr. Abdun-Nabi, Mr. Grant, Mr. Harsanyi, Ms. Kunz and Dr. Niederhuber.  In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company. In determining that Mr. El-Hibri and Mr. Abdun-Nabi were independent, the Board considered their respective roles at Emergent, and previous transactions between the Company and Emergent.

Board Leadership Structure

Our corporate governance guidelines provide the Board flexibility in determining its leadership structure. The Board has decided to keep separate the positions of chief executive officer and chairman of the Board. The Board believes this separate governance structure is optimal because it enables Mr. White to focus his entire energy on running the company while affording us the benefits of additional leadership and other contributions from Mr. El-Hibri.

Our corporate governance guidelines provide that in the event the chairman of the Board is not an independent director, a majority of the Board’s independent directors may appoint an independent director, who has been nominated by a majority of our independent directors, to serve as lead director. Because Mr. El-Hibri was not an independent director in 2016, our independent directors appointed Dr. Niederhuber as lead director in August 2016.  The lead director serves as the presiding director at all executive sessions, determines the need for special meetings of the Board and consults with directors on matters relating to corporate governance and Board performance.

Role of the Board in Risk Oversight

Our Board is actively engaged in oversight of risks Aptevo faces and consideration of the appropriate responses to those risks. The Board is responsible for oversight of Aptevo’s risk management programs and, in performing this function, will receive periodic risk assessment and mitigation initiatives for information and approval as necessary. The Audit Committee periodically discusses with senior management the company’s cybersecurity risk profile, product risk and risk management, including guidelines and policies to govern the process by which Aptevo’s exposure to risk is handled. The Audit Committee also reviews and comments on a periodic risk assessment performed by management. After the Audit Committee performs its review and comment function, it reports any significant findings to the Board. The Compensation Committee strives to create incentives that encourage a reasonable and appropriate level of risk-taking consistent with our business strategy. The Nominating and Governance Committee is responsible for reviewing our corporate governance and developing and maintaining corporate governance policies and procedures that are appropriate in light of the risks we face.

Meetings of The Board of Directors

Our corporate governance guidelines provide that the directors are responsible for attending Board meetings and meetings of committees on which they serve. The Board of Directors met seven times during 2019.  Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which she or he served, held during the portion of 2019 for which she or he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has three permanent committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for 2019 for each of the Board committees:

Name	Audit	Compensation	Nominating and Corporate Governance
Fuad El-Hibri
Marvin L. White
Daniel J. Abdun-Nabi
Grady Grant, III	X	X
Zsolt Harsanyi, Ph.D.	X*		X
Barbara Lopez Kunz	X	X*	X
John E. Niederhuber, M.D.		X	X*

*	Committee Chairperson

Below is a description of each committee of the Board of Directors.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.  The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions, including (1) appointing, approving the compensation of and assessing the independence of our independent registered public accounting firm; (2) overseeing the work of our independent registered public accounting firm; (3) reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures; (4) monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics; (5) overseeing our internal audit function; (6) assisting the board in overseeing our compliance with legal and regulatory requirements; (7) periodically discussing our risk management policies, and reviewing and commenting on a periodic risk assessment by management; (8) establishing policies regarding hiring employees from our independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns; (9) meeting independently with our internal auditing staff, independent registered public accounting firm and management; (10) reviewing and approving or ratifying any related party transactions; and (11) preparing audit committee reports required by SEC rules.

The Audit Committee is composed of three directors: Mr. Grant, Ms. Kunz and Mr. Harsanyi. The Audit Committee met six times during 2019.  The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at https://aptevotherapeutics.gcs-web.com/corporate-governance/overview.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Mr. Harsanyi qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Harsanyi’s level of knowledge and experience based on a number of factors, including serving as vice president of corporate finance of E.F. Hutton, serving as chief executive officer and chairman of the board of directors of Exponential Biotherapies Inc. and serving as chair of the audit committee of other public company board of directors.  The Board of Directors has determined that this simultaneous service does not impair Mr. Harsanyi’s ability to effectively serve on the Company’s Audit Committee.

Compensation Committee

The Compensation Committee is composed of three directors: Mr. Grant, Ms. Kunz and Dr. Niederhuber.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Compensation Committee met six times during 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at https://aptevotherapeutics.gcs-web.com/corporate-governance/overview.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including (1) annually reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers; (2) determining the compensation of our chief executive officer; (3) reviewing and approving the compensation of our other named executive officers; (4) overseeing the evaluation of our senior executives; (5) overseeing and administering our cash and equity incentive plans; and (6) preparing the compensation committee report, if required by SEC rules.

Compensation Committee Processes and Procedures

The Compensation Committee meets as often as it deems necessary in order to perform its responsibilities.  The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer, the General Counsel and head of Human Resources and Willis Towers Watson, our compensation consultant.  The Compensation Committee meets regularly in executive session.  From time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Compensation Committee shall review and approve, or recommend for approval by the Board, the compensation of the Company’s Chief Executive Officer and the Company’s other executive officers, including salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits and other forms of executive officer compensation. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. Under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties and the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Compensation Committee. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee.  In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence.

During 2019, after taking into consideration the six factors prescribed by the SEC and Nasdaq, the Compensation Committee engaged Willis Towers Watson as a compensation consultant. Willis Towers Watson formerly provided executive compensation advisory support for Emergent and given their historical consulting relationship with Emergent as well as experience with spin-offs and IPOs, they were uniquely qualified to support us. The Compensation Committee requested that Willis Towers Watson:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
•	assist in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, Willis Towers Watson was requested by the Compensation Committee to provide recommendations for Aptevo’s 2019 peer group, review compensation philosophy and guiding principles in support of executive pay program design considerations, review and assess executive and Board compensation recommendations, advise on performance contingent equity programs and provide recommendations for 2019 long-term incentive grant guidelines.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors acts on behalf of the Board to (1) develop and recommend corporate governance guidelines for review, (2) identify individuals qualified to become board members, (3) recommend persons to be nominated for election as directors, (4) oversee the evaluation of the board and (5) provide board education recommendations.

The Nominating and Corporate Governance Committee is composed of three directors: Dr. Niederhuber, Ms. Kunz and Mr. Harsanyi.  All members of the Company’s Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met four times during 2019. The Board adopted the Nominating and Corporate Governance Committee charter on May 31, 2017 and amended it on March 12, 2018. It is available to stockholders on the Company’s website at https://aptevotherapeutics.gcs-web.com/corporate-governance/overview.

The Nominating and Corporate Governance Committee exercises general oversight with regard to the Board and identifies individuals qualified to become board members and recommends director nominees for the annual meeting of stockholders. The process followed by the Nominating and Corporate Governance Committee to identify and evaluate director candidates includes identifying qualified individuals consistent with guidelines approved by the Board and recommending to the Board the candidate for election as director.

In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, the Nominating and Corporate Governance Committee considers the candidate’s integrity, character, demonstrated track record, education and time dedication.  The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.  The Nominating and Corporate Governance committee does not have a formal policy with respect to diversity, but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

In making such recommendations, the Nominating and Corporate Governance Committee shall consider candidates proposed by stockholders, consistent with requirements of our bylaws.  The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. The Nominating and Corporate Governance Committee shall review and evaluate information available to it regarding candidates proposed by stockholders and shall apply the same guidelines, and shall follow substantially the same process in considering them, as it does in considering other candidates.  Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board at an Annual Meeting of the Stockholders may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at our principal executive  not earlier than the 120th day prior to such Annual Meeting of the Stockholders and not later than the close of business on the later of (A) the 90th day prior to such Annual Meeting of the Stockholders and (B) the tenth day following the day on which notice of the date of such Annual Meeting of the Stockholders was mailed or made public.  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The lead director, with the assistance of Aptevo’s Corporate Secretary, will be primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the lead director considers appropriate.

Communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the lead director considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which Aptevo receives repetitive or duplicative communications.

Stockholders and other interested parties who wish to send communications on any topic to the Board, lead director or independent directors as a group should address such communications to the Board, Lead Director or Independent Directors, as applicable, c/o Corporate Secretary, Aptevo Therapeutics Inc., 2401 4th Ave., Suite 1050, Seattle, Washington 98121. The Corporate Secretary will review all such correspondence and forward to the Board, lead director or independent directors a summary and/or copies of any such correspondence that deals with the functions of the Board or its committees or that she otherwise determines requires their attention.

Code of Ethics

The Company has adopted the Aptevo Therapeutics Inc. Code of Conduct and Business Ethics that applies to all officers, directors and employees.  The Code of Conduct and Business Ethics is available on the Company’s website at https://aptevotherapeutics.gcs-web.com/corporate-governance/overview. If the Company makes any substantive amendments to the Code of Conduct and Business Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2

APPROVAL OF THE STOCK OPTION EXCHANGE PROGRAM

General

On April 7, 2020, our Board, upon the recommendation of our Compensation Committee, authorized a stock option exchange program, or the Option Exchange, pursuant to which we would give eligible employees (including executive officers), certain consultants and outside directors the opportunity to exchange eligible stock options for new stock options with an exercise price equal to the fair market value of our common stock at the time the new stock options are granted. An eligible stock option generally includes any stock option held by an Eligible Option Holder (as defined below) that has an exercise price equal to or greater than $21.00 per share, which is not set to expire in calendar year 2020, and which was granted pursuant to our 2018 Stock Incentive Plan, or the 2018 Plan, 2016 Amended and Restated Stock Plan, or our 2016 Plan, or our Converted Equity Awards Incentive Plan, or our Converted Plan, and together with our 2018 Plan and 2016 Plan, our Equity Plans. Employees, including executive officers, employed by us at the start of the Option Exchange, certain consultants providing services as consultants at the start of the Option Exchange and non-employee members of our Board providing services to us as directors at the start of the Option Exchange, collectively Eligible Option Holders, are eligible to participate in the Option Exchange.

As of March 31, 2020, we had outstanding stock options held by employees (including executive officers), and outside directors to purchase 388,627 shares of our common stock with a weighted average exercise price of $25.77 per share. Of these stock options, there were 226,396 shares with an exercise price equal to or greater than $21.00 per share with a weighted average exercise price of $35.88 that are not set to expire in 2020 and that would be considered eligible for purposes of the Option Exchange.

The Board believes that the Option Exchange is in the best interests of our stockholders and Aptevo, as we believe that new stock options granted under the Option Exchange will provide a better incentive and motivation to employees and executive officers than the underwater options they currently hold and would surrender, while balancing the need to minimize dilution for our stockholders. Receipt of new options at a lower exercise price will increase the retention of our talented personnel, reduce the costs and disruptions associated with resignations of such individuals, minimize dilution for our stockholders and better ensure our performance as a company. The number of shares covered by new options granted to participating Eligible Option Holders will be less than the number of shares covered by exchanged options. Any new options issued in exchange for vested options will have a minimum of a one-year vesting period before they can be exercised. As an alternative to a cash-based retention program, the Option Exchange will allow us to devote more of our cash resources toward advancing our research and development programs and moving our product candidates into and through the clinic. In addition, it will provide the opportunity to reduce the “overhang” of outstanding stock options, many of which are well out of the money.

Rationale for Option Exchange

We have been thoughtfully considering the idea of an Option Exchange since 2019.  In early January 2020, we began internal discussions to consider various ways to better incentivize employees to accelerate research and development activities for the organization.  In February, we began discussions with our compensation consultants, Willis Towers Watson, to evaluate the equity compensation alternatives available to Aptevo.  We evaluated several alternatives to the Option Exchange for remaining competitive within our industry, including granting additional stock options or restricted stock awards, exchanging underwater options for full value shares or exchanging underwater options for a cash payment. While equity awards and cash compensation are part of our overall compensation packages, we do not believe that relying exclusively on such approaches is an ideal use of our resources. For example, granting additional stock options or restricted stock awards would cause dilution to our current stockholders, and introducing a cash-based retention program would reduce the cash resources we can devote to our research and development programs. We have decided that executive officers should be eligible to participate in the Option Exchange, as they currently hold approximately 70% of outstanding equity awards. As such, if we were to exclude them, we may not fully achieve the intentions of the program with respect to retention and dilution.  In addition, during this critical time in the life of the organization, we need to keep our executives incentivized in order to maintain continuity and try to ensure achievement of the critical endpoints that would bring value to the organization. Outside directors are being included in the interest of treating all option holders consistently.  Accordingly, we determined that the Option Exchange was the most attractive alternative for stockholders for the reasons set forth below.

Performance Incentives

We face significant competition for experienced and talented personnel with critical and high demand skills in our industry, and stock options are an important part of our incentive compensation. The price of our common stock has significantly decreased since August 2018, at which point our stock price was approximately $70 per share (as adjusted to account for the 14-to-1 reverse stock split of our common stock effected on March 26, 2020, or the Split). While we have made significant progress in developing our product candidates and advancing our ADAPTIR platform, and while we remain optimistic regarding our growth potential, the price of our common stock remains relatively low. On March 31, 2020, the closing price of our common stock on The Nasdaq Capital Market was $3.70 per share, resulting in 100% of our outstanding stock options held by employees, executive officers and outside directors being underwater, which means that the stock option exercise price exceeded the market price of our common stock on such date. Our compensatory stock options cannot be sold. They can either be voluntarily exercised if the market price of our common stock exceeds the exercise price or they will expire unexercised. Stock options that are so significantly underwater are not effective as performance incentives because they provide less or no perceived value to option holders. In addition, because all of our options are significantly underwater, the likelihood that there will be a positive spread between their exercise prices and the near-term price of our common stock is too low to provide meaningful incentive to option holders.

Personnel Retention

We designed the Option Exchange to restore equity value, increase retention and motivation in a competitive labor market, provide non-cash compensation incentives and better align our employee and stockholder interests for long-term growth. Underwater stock option awards are of limited benefit in motivating and retaining our employees. Through the Option Exchange, we believe that we will be able to enhance long-term stockholder value by increasing our ability to retain experienced and talented personnel and by better aligning the interests of these individuals with the interests of our stockholders. As of March 31, 2020, 100% of the stock options held by our employees, including executive officers, and outside directors were underwater and, for a large number of such individuals, significantly so. As a result, we may face a considerable challenge in retaining our employees, and there is a possibility that our competitors may be able to offer equity incentives that are more attractive and that, in some cases, could make the terms of employment with such competitor more attractive than what we offer to our existing employees. The Option Exchange is designed to address these concerns as well as maintain positive morale among our personnel generally and reinvigorate a culture where equity compensation is a key component of our overall compensation package.

As discussed in more detail below, none of the new stock options issued under the Option Exchange will be vested on the date of grant. Stock options issued in the Option Exchange will vest depending on whether such options are already vested at the time we implement the Option Exchange. Any stock options issued in the Option Exchange pursuant to eligible stock options that are already fully vested at the time of exchange will be issued with a one-year vesting schedule, in which 100% of shares vest after 12 months. Any options issued in the Option Exchange pursuant to eligible stock options that are not yet fully vested will vest in the same proportions and over the same periods as the existing stock options. The Compensation Committee believes that implementing a new extended vesting schedule for fully vested stock options is appropriate because it encourages retention of such option holders over the next 12 months, which will be an important period for the company, given the potential for getting potentially significant clinical trial data in the next 12 months. The Compensation Committee believes that implementing a new extended vesting schedule for stock options that are already subject to vesting would negatively impact participation in the Option Exchange, thereby reducing the intended impact of the program.

Impact on Compensation Expense

The value of the stock options eligible for exchange was based on the then fair market value of our common stock on the applicable grant date. Under applicable accounting rules, we will recognize a total of approximately $0.1 million in non-cash compensation expense related to eligible underwater stock options, which we will continue to be obligated to expense, even if these stock options are never exercised because they remain underwater, except to the extent any such options are cancelled due to termination of service of any eligible option holder prior to vesting. Replacing current stock options that have little or no retention or incentive value with new stock options that will provide both retention and incentive value while not creating significant additional compensation expense will make efficient use of our resources.

Reduce Stock Overhang

Under the Option Exchange, Eligible Option Holders will receive new stock options covering a smaller number of shares than are covered by the surrendered stock options. Therefore, if we implement and Eligible Option Holders participate in the Option Exchange, we would meaningfully reduce the number of outstanding stock options. The number of shares covered by the new stock options are based on exchange ratios developed by using a Black-Scholes calculation that values the old grant relative to the projected value of the new grant, such that the new stock options will have a fair value, on an aggregate basis, proportionate to the fair value of the eligible stock options they replace. Our Compensation Committee, in consultation with Willis Towers Watson, our compensation consultant, established the exchange ratios, which vary based on the original exercise price of the eligible stock option, as described further in the section titled “Exchange Ratios” below.

As of March 31, 2020, we had a total of 388,627 shares of common stock subject to outstanding stock options under our Equity Plans, with exercise prices ranging from $6.97 per share to $76.86 per share, each on a post-Split basis. As a result, we have developed a significant stock option “overhang” consisting of outstanding but unexercised options that are not serving their intended purposes of motivating and retaining personnel. Not only do the underwater stock options have diminished personnel retention value, but also they cannot be removed from our equity award overhang until they are exercised, expire or otherwise cancelled (for example, upon termination of an individual’s service with the company). Significant overhang may portend additional dilution to existing and potential stockholders and may therefore have the effect of inhibiting additional investment in our common stock, which can have a negative impact on stock price and trading volume. By replacing stock options through the Option Exchange, we estimate that we can reduce our overhang of outstanding stock options by as much as 130,004 shares 4.0% of our outstanding common stock.

Decrease Pressure for Additional Grants

If we are unable to conduct an Option Exchange in which underwater options with diminished incentive value may be exchanged for equity awards covering a lesser number of shares that provide higher motivation and retentive value, we may find it necessary to issue significant additional equity awards above and beyond our ongoing equity grant practices in order to provide renewed incentive to such individuals. Any such additional grants would increase our overhang as well as our compensation expense and would result in additional potential dilution to stockholders.

Alignment of Interests

Employees, including our executive officers, and outside directors are eligible to participate in the Option Exchange. Because the equity awards to be issued pursuant to the Option Exchange are stock options, our employees will only receive value for such equity awards based on positive stock price performance. This aligns the interests of our employees with our stockholders. Additionally, because executive officers currently hold approximately 60% of our outstanding equity awards, to exclude them from the Option Exchange would limit the impact of the program with respect to reducing dilution and overhang. Outside directors are being included in the interest of treating all option holders consistently.

Alternatives Considered

Our Compensation Committee considered alternatives to the Option Exchange to provide a meaningful performance and retention incentive, including providing new option or restricted stock awards, exchanging underwater options for full value shares or exchanging underwater options for a cash payment. After careful consideration, our Compensation Committee determined that, compared to other alternatives, the Option Exchange provides better performance and retention incentives at a lower cost to the company and/or with less dilution to stockholders, when compared with other alternatives.

Structure of the Option Exchange

The Board, upon recommendation of our Compensation Committee, authorized the Option Exchange on April 7, 2020, subject to stockholder approval. We currently plan to commence the Option Exchange on a date as soon as practicable following the Annual Meeting, or the Commencement Date. At the start of the Option Exchange, Eligible Option Holders holding eligible stock options will receive a written exchange offer that will set forth the terms of the Option Exchange. The written offer will be governed by the tender offer rules of the SEC. At or before the Commencement Date, we will file the offer to exchange and other related documents with the SEC as part of a tender offer statement on Schedule TO. We will give Eligible Option Holders at least 20 business days to elect to participate in the Option Exchange. Eligible Option Holders may choose which eligible option grants they wish to exchange and may choose to not exchange portions of eligible option grants. Set forth below is a description of the key features of the Option Exchange.

Eligible Participants

The Option Exchange will be available to employees, including executive officers, certain consultants and outside directors who on the Commencement Date are providing services to us and hold outstanding eligible stock options. Members of our Board and our executive officers are eligible to participate in the Option Exchange. As of March 31, 2020, eligible stock options were held by approximately 100% of our employees and outside directors. Participants in the Option Exchange must continue to be employed by or providing services as an outside director to us on the date the surrendered options are cancelled and replacement stock options are granted. Any employee, consultant or outside director holding eligible stock options who elects to participate in the Option Exchange but whose service with us terminates for any reason before the date the new stock options are granted, including due to voluntary resignation, retirement, involuntary termination, layoff, death or disability, would retain his or her eligible options subject to their existing terms and would not be eligible to receive new stock options in the Option Exchange.

Eligible Stock Options

As of March 31, 2020, we had outstanding eligible stock options to purchase 388,627 shares of common stock under our Equity Plans at a weighted-average exercise price of $25.77 per share and with a weighted-average remaining life of 7.32 years. These eligible stock options represent approximately 12.02% of the issued and outstanding shares of our common stock as of March 31, 2020. If 100% of Eligible Option Holders as of March 31, 2020 participate in the Option Exchange, and based on the exchange ratios established by our Compensation Committee, eligible stock options to purchase approximately 226,396 shares of common stock may be surrendered and cancelled in the Option Exchange, which would result in the company issuing stock options for approximately 96,392 shares of common stock and would result in a net reduction in our stock option overhang of approximately 130,004 shares of common stock (or 4.0% of our issued and outstanding shares).

Exchange Ratios; Exercise Price of New Options

The Option Exchange is not a one-for-one exchange. We designed the exchange ratios for the Option Exchange to result in a fair value of the new stock options that will be proportionate, on an aggregate basis, to the fair value of the eligible stock options that individuals would surrender (based on valuation assumptions made when the design of the Option Exchange was approved by our Compensation Committee). We established the exchange ratios by grouping together eligible stock options with similar exercise prices. At the time the Compensation Committee approved the general design of the Option Exchange, including the exchange ratios, the fair market value of our common stock was $3.86 per share (the closing price of our common stock on The Nasdaq Capital Market on March 20, 2020, on a post-Split basis). The exchange ratios are based on the fair value of the eligible stock options (calculated using the Black-Scholes model) within the relevant grouping. Calculation of fair value takes into account variables such as the volatility of our stock, the expected term of a stock option and interest rates. As illustrated in the table below, the applicable exchange ratios will vary based on the exercise price of the eligible stock option. All numbers are reported on a post-Split basis.

Exchange Price Range per Share	Number of Outstanding Eligible Options	Exchange Ratio (Surrendered Stock Options to New Stock Options)
$21.00 to $34.30	98,812	2.0 to 1
$34.31 to $42.00	74,963	2.5 to 1
$42.01 to $59.50	41,281	3.0 to 1
$59.51 and above	11,340	3.5 to 1

The total number of shares of common stock issuable upon exercise of new stock options will be determined by dividing the number of shares underlying the surrendered stock option by the applicable exchange ratio and rounding up to the nearest whole share. For purposes of illustration, if an option holder holds a stock option to purchase 1,000 shares of common stock with an exercise price of $70 per share, the option holder would be entitled to exchange that option for a replacement stock option to purchase 286 shares of common stock after applying the applicable 3.5:1 exchange ratio. For further illustration, an eligible option holder who holds an option to purchase 1,000 shares of common stock with an exercise price of $30 per share could exchange that option for a replacement stock option to purchase 500 shares of common stock after applying the applicable 2.0:1 exchange ratio. All replacement stock options granted based on the foregoing exchange ratios will have an exercise price equal to the fair market value of our common stock at the time we grant replacement options at the end of the exchange period.

Vesting Schedules for New Options

New stock option awards will not be vested on the date of grant. Eligible stock options that are vested as of the exchange date may be exchanged for new stock options with a new one-year vesting schedule, vesting in full at the end of 12 months, subject to the applicable option holder’s continued service at the end of such period. Eligible stock options that are not vested as of the exchange date may be exchanged for new stock options with vesting schedules that match the existing stock options, vesting in the same proportions over the same vesting term, subject to the applicable option holder’s continued service through each vest date. These vesting schedules support the nature of stock options as an incentive vehicle, recognize the prior services and contributions of Eligible Option Holders and provide us with valuable additional years of personnel retention during an important time for the company while also reducing the chance that Eligible Option Holders decline to participate in the Option Exchange, which would reduce the intended impact of the Option Exchange program with respect to dilution and overhang.

Term for New Options

The new stock options will expire ten years following the date we grant the new stock options.

Intended Implementation of the Option Exchange As Soon As Practicable Following the Date of the Annual Meeting

We currently plan to commence the Option Exchange as soon as practicable after the date of the Annual Meeting. Our Board reserves the right in its discretion to amend, postpone or, under certain circumstances, cancel the Option Exchange once it has commenced, but the Option Exchange will not be materially amended in a manner that is more beneficial to eligible participants without first seeking additional stockholder approval.

Impact of Option Exchange on Surrendered Options

Assuming all Eligible Option Holders participate in the Option Exchange with respect to 100% of their eligible stock options, we estimate that there will be 130,004 shares of common stock underlying stock options that are surrendered under the Option Exchange but are not replaced by new stock options, based on the number of shares subject to outstanding options on March 31, 2020. These shares will be returned to the share reserve of the 2018 Plan and will be available for future grant of equity awards under the 2018 Plan.

Option Exchange Process

Additional information regarding how we expect to conduct the Option Exchange, provided it is approved by stockholders, is set forth below. While the terms of the Option Exchange are expected to conform to the material terms described in this Proposal 2, we may find it necessary or appropriate to change the terms of the Option Exchange to take into account our administrative needs, accounting rules, or company policy decisions or to comply with any comments we receive from the SEC. We may decide not to implement the Option Exchange even if we obtain stockholder approval, or we may delay, amend or terminate the Option Exchange once it is in progress. The final terms of the Option Exchange will be described in the exchange offer documents that will be filed with the SEC and available at www.sec.gov.

Overview of the Option Exchange Process

Upon commencement of the Option Exchange, those individuals holding eligible stock options will receive a written offer setting forth the terms of the Option Exchange and may voluntarily elect to participate. All employees and outside directors who are employed by or providing service as a board member to us on the Commencement Date, are still employed by or providing service to us on the grant date of the new stock options, and hold eligible stock option awards may participate in the Option Exchange. We will give Eligible Option Holders at least 20 business days to elect to surrender eligible stock options in exchange for a smaller number of new stock options. Upon completion of the Option Exchange, surrendered stock options will be cancelled and new stock options will be granted.

The 2018 Plan will govern all terms and conditions of new stock options not specifically addressed by the Option Exchange described in this proxy statement. Additionally, it is anticipated that new options will be non-qualified stock options.

Election to Participate

Eligible Option Holders will receive a tender offer document and will be able to voluntarily elect to participate in the Option Exchange. If you are both a stockholder and an Eligible Option Holder holding stock options that may be subject to the Option Exchange, please note that voting to approve the Option Exchange pursuant to this Proposal 2 does not constitute an election to participate in the Option Exchange. The written exchange offer documents described above will be provided if and when the Option Exchange is commenced, and you can only elect to participate after that time.

Impact of Option Exchange on Number of Options Issued

Our Compensation Committee established exchange ratios that will result in the issuance of a lesser number of stock options through the Option Exchange than the number of stock options originally granted to Eligible Option Holders. The exchange ratios have been grouped together based on similar exercise prices. The following table illustrates the impact of the Option Exchange on the number of stock options outstanding as of March 31, 2020, assuming that 100% of Eligible Option Holders to participate as of March 31, 2020 exchange 100% of their eligible stock options in the Option Exchange.

	Outstanding Eligible Options			Exchange
Exchange Price Range per Share	Number of Existing Options (shares)	Weighted Average Exercise Price ($)	Exchange Ratio	Total New Options Granted (shares)	Potential Net Shares Recaptured
$21.00 to $34.30	98,812	$25.60	2.0 to 1	49,406	49,406
$34.31 to $42.00	74,963	$38.37	2.5 to 1	29,985	44,978
$42.01 to $59.50	41,281	$44.04	3.0 to 1	13,760	27,521
$59.51 and above	11,340	$76.30	3.5 to 1	3,240	8,100
Totals	226,396	$35.88		96,392	130,004

As described above under the section titled “Exchange Ratios,” the total number of shares of common stock issuable upon exercise of new stock options that a participating option holder will receive with respect to a surrendered stock option will be determined by dividing the number of shares surrendered by the applicable exchange ratio and rounding up to the nearest whole share.

Effect on Stockholders

Under the terms of the Option Exchange, the new stock options are meant to have a fair value that will be proportionate, on an aggregate basis, to the fair value of the cancelled stock options they would replace. While we cannot predict how many option holders will elect to participate in the Option Exchange, assuming that 100% of Eligible Option Holders as of March 31, 2020 participate in the Option Exchange, and based on the exchange ratios established by our Compensation Committee, eligible stock options to purchase approximately 226,396 shares of common stock may be surrendered and cancelled in the Option Exchange, which would result in the company issuing stock options for approximately 96,392 shares of common stock and would result in a net reduction in our stock option overhang of approximately 130,004 shares of common stock (or 4.0% of our issued and outstanding shares).

Accounting Impact

The incremental compensation expense associated with the Option Exchange will be measured as the excess, if any, of the fair value of new stock option granted to participants in the Option Exchange, measured as of the date the new stock options are granted, over the fair value of the stock options surrendered in exchange for the new stock options, measured immediately prior to the cancellation. We do not expect the incremental compensation expense, if any, to be material. We will recognize any such incremental compensation expense ratably over the vesting period of the new stock options.

Material U.S. Federal Income Tax Consequences of the Option Exchange

The exchange of stock options pursuant to the Option Exchange should be treated as a non-taxable exchange because the new stock options will have an exercise price equal to or greater than the fair market value of our common stock on the grant date. Neither the company nor the participants in the Option Exchange should recognize any income for U.S. federal income tax purposes upon the grant of the new stock options. New stock options granted under the Option Exchange will be non-qualified stock options for U.S. federal income tax purposes. Tax effects may vary in other countries. A more detailed summary of tax considerations will be provided to all participants in the Option Exchange documents.

Financial Statements

Our financial statements and other information required by Item 13(a) of Schedule 14A under the Exchange Act are incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 25, 2020.

Vote Required

Approval of the Option Exchange requires the affirmative vote of the majority of the votes cast at the Annual Meeting by the holders of the shares represented in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the vote.

If you are both a stockholder and an eligible option holder holding eligible stock options, please note that voting to approve the Option Exchange does not constitute an election to participate in the Option Exchange.

The Board Of Directors Recommends A Vote In Favor Of Proposal 2

PROPOSAL 3

Ratification of Selection of Independent Registered Public Accounting Firm

Ernst & Young LLP currently serves as the Company’s independent registered public accounting firm. After consideration of the firm’s qualifications and past performance, the Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since 2015. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present at the meeting or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accountant Fees and Services

The following table summarizes the fees of Ernst & Young LLP, our Independent Registered Public Accounting Firm, billed to us for audit and other services for the years ended December 31, 2018 and 2019. The audit fees include an estimate of amounts not yet billed.

	Year Ended December 31,
	2019	2018
	(in thousands)
Audit Fees	$543,000	$567,000
Audit-related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$543,000	$567,000

Audit Fees. Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements and comfort letters.

Pre-Approval Policies and Procedures.

The Audit Committee has policies and procedures that require the pre-approval by the Audit Committee (or one of its members) of all services performed by the Company’s independent registered public accounting firm and related fee arrangements. In the early part of each year, the Audit Committee approves the proposed services, including the nature, type and scope of services contemplated, and the related fees, to be rendered by these firms during the year. In accordance with this policy, the Audit Committee or one of its members pre-approved all services to be performed by the Company’s independent registered accounting firm.

The Board Of Directors Recommends A Vote In Favor Of Proposal 3.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

Grady Grant, III

Zsolt Harsanyi, Ph.D.

Barbara Lopez Kunz

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of April 1, 2020 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock. Unless otherwise indicated, the address of the individuals and entities below is c/o Aptevo, 2401 4th Ave. Suite 1050, Seattle, Washington 98121.

	Beneficial Ownership(1)
	Number of Shares	Percent of Total
Armistice Capital (2)	323,092	9.99%
Stonepine Capital Management, LLC (3)	323,092	9.99%
Point72 Asset Management (4)	278,137	8.60%
AIGH Capital Management (5)	227,685	7.04%
Renaissance Technologies LLC (6)	170,117	5.26%
Fuad El-Hibri (Director) (7)	201,851	6.23%
Marvin White (Officer & Director) (8)	59,491	1.82%
Jane Gross, Ph.D. (Officer) (9)	26,213	*
Jeffrey G. Lamothe (Officer) (10)	22,737	*
Daniel J. Abdun-Nabi (Director) (11)	11,828	*
John E. Niederhuber, M.D. (Director) (11)	4,819	*
Zsolt Harsanyi (Director) (11)	7,588	*
Grady Grant III (Director) (11)	4,731	*
Barbara Lopez Kunz (Director) (11)	4,731	*
All executive officers and directors as a group (10 persons) (12)	364,329	10.88%

*	Less than one percent.
(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, as adjusted to reflect reverse stock split on March 26 2020, filed with the SEC.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 3,234,155 shares outstanding on April 1, 2020, adjusted as required by rules promulgated by the SEC.

(2)

Based on information provided in a Schedule 13G that was filed with the SEC on February 14, 2020 by Armistice Capital, LLC, Armistice Capital, LLC is the beneficial owner of 323,092 shares and has shared voting power with respect to 323,092 shares and shared dispositive power with respect to 323,092 shares of Aptevo’s common stock as of December 31, 2019. The address for Armistice Capital, LLC is 510 Madison Avenue, 7th Floor, New York, New York 10022.

(3)

Based on information provided in a Schedule 13G that was filed with the SEC on February 13, 2020 by Stonepine Capital Management, LLC, Stonepine Capital Management, LLC is the beneficial owner of 323,092 shares and has sole voting power with respect to 323,092 shares and sole dispositive power with respect to 323,092 shares of Aptevo’s common stock as of December 31, 2019. The address for Stonepine Capital Management, LLC is 919 NW Bond Street, Suite 204, Bend, OR 97703.

(4)

Based on information provided in a Schedule 13G that was filed with the SEC on February 14, 2020 by Point72 Asset Management, L.P., Point72 Asset Management, L.P. is the beneficial owner of 278,137 shares and has shared voting power with respect to 278,137 shares and shared dispositive power with respect to 278,137 shares of Aptevo’s common stock as of December 31, 2019. The address for Point72 Asset Management, L.P. is 72 Cummings Point Road, Stamford, CT 06902.

(5)

Based on information provided in a Schedule 13G that was filed with the SEC on March 11, 2020 by AIGH Capital Management, LLC, AIGH Capital Management, LLC is the beneficial owner of 227,685 shares and has sole voting power with respect to 227,685 shares and sole dispositive power with respect to 227,685 shares of Aptevo’s common stock as of March 2, 2020. The address for AIGH Capital Management, LLC is 6006 Berkeley Avenue, Baltimore, MD 21209.

(6)

Based on information provided in a Schedule 13G that was filed with the SEC on February 13, 2020 by Renaissance Technologies, LLC, Renaissance Technologies, LLC is the beneficial owner of 170,117 shares and has sole voting power with respect to 170,117 shares and sole dispositive power with respect to 170,117 shares of Aptevo’s common stock as of December 31, 2019. The address for Renaissance Technologies, LLC is 800 Third Avenue, New York, New York 10022.

(7)

Mr. El-Hibri has a beneficial ownership interest in 201,851 shares of our common stock through his direct holdings in certain entities and shares held by trusts indirectly controlled by Mr. El-Hibri, which represent approximately 6.23% of our outstanding common stock. In accordance with the rules and regulations of the SEC, Mr. El-Hibri’s beneficial ownership is deemed to consist of the following shares of our common stock:

•	63,076 shares held by Intervac, L.L.C.;
•	54,434 shares held by BioVac, L.L.C.;
•	80,324 shares held directly by Mr. El-Hibri; and
•	4,017 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of April 1, 2020.

(8)	Includes 38,520 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of April 1, 2020.
(9)	Includes 18,386 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of April 1, 2020.
(10)	Includes 17,378 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of April 1, 2020.
(11)	Includes 4,017 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of April 1, 2020.
(12)	Includes 113,367 shares of common stock issuable upon the exercise of options that are exercisable on or within 60 days of April 1, 2020.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company.  Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2019, and that all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with and filed timely.

Executive Officers

Set forth below is information regarding the positions, ages and business experience of each of our executive officers as of April 8, 2020:  Biographical information with regard to Mr. White is presented under “Proposal 1—Election of Directors” in this Proxy Statement.

Name	Age	Position(s)
Marvin L. White	58	Chief Executive Officer and President
Jeffrey G. Lamothe	54	Senior Vice President and Chief Financial Officer
Randy J. Maddux	59	Senior Vice President of Operations and Chief Manufacturing Officer
Jane Gross, Ph.D.	63	Senior Vice President and Chief Scientific Officer

Jeffrey G. Lamothe Mr. Lamothe has served as our Senior Vice President and Chief Financial Officer since July 2016. He previously served as Emergent’s Vice President Finance, Biosciences Division. Mr. Lamothe assumed this role in February 2014 when Emergent concluded the acquisition of Cangene Corporation, where he was Chief Financial Officer. Mr. Lamothe assumed the role of Chief Financial Officer of Cangene in August 2012. Prior to that, Mr. Lamothe was the Chief Financial Officer for Smith Carter Architects and Engineers Incorporated, a position which he held from January 2010 until July 2012. He also previously served as President and Chief Executive Officer of Kitchen Craft Cabinetry after occupying the position of VP Finance and Chief Financial Officer with that organization. Mr. Lamothe’s other past experience includes serving as Chief Financial Officer for Motor Coach Industries and he has held various roles at James Richardson & Sons, Limited and Ernst & Young LLP. Mr. Lamothe earned his Bachelor of Commerce (honours) degree from the University of Manitoba and is a Chartered Accountant/CPA.

Randy J. Maddux  Mr. Maddux has served as our Senior Vice President, Operations since July 2016 and Chief Manufacturing Officer since March 2018.  In this capacity, Mr. Maddux leads the Quality, Process and Analytical Development, Bioprocess Technologies, Supply Chain, and Site Services functions for the company. Prior to joining Aptevo, he spent 4 years as VP and Site Director at GSK, where he led the largest biopharmaceutical site within the GSK global manufacturing network. Prior to GSK, Mr. Maddux spent 9 years at Human Genomes Sciences as VP Quality and Operations and 8 years with Biogen in positions of increasing responsibility within the Quality organization. Mr. Maddux is a past member of the Life Sciences Foundation Board at Montgomery College. Mr. Maddux earned a Bachelors in Chemistry from East Carolina University and pursued post-graduate work in analytical chemistry before earning an MBA from the Fuqua School of Business at Duke University.

Jane Gross, Ph.D. Dr. Gross has served as our Senior Vice President and Chief Scientific Officer since September 2016.  Dr. Gross served as VP of Research and Non-Clinical Development at Aptevo from July 2016 to September 2016. Dr. Gross leads the discovery of novel protein therapeutics based on the ADAPTIR™ platform in immuno-oncology, leading research efforts in molecular biology and protein engineering, immunology, protein and cell sciences, pharmacology and translational research. Prior to joining Aptevo, Dr. Gross served as Vice President, Applied Research and Non-Clinical Development at Emergent.  Dr. Gross has a Ph.D. in Immunology and over twenty-five years of experience in the discovery and development of novel protein therapeutics in autoimmune, infectious disease and oncology indications.. Prior to joining Emergent, Dr. Gross served as VP of Immunology Research at ZymoGenetics Inc., where she led efforts in discovery and development of therapeutics from novel genes for treatment of AIID and cancer. Dr. Gross holds Ph.D. in Immunology from University of California at Berkeley.

Executive Compensation

Summary Compensation Table

The following table shows for 2018 and 2019 compensation awarded to or paid to, or earned by, the Company’s Chief Executive Officer and its two other most highly compensated executive officers as of December 31, 2019 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus(1)	Option Awards(2)	All Other Compensation(4)	Total
Marvin L. White	2019	$547,300	$224,071	$194,281	$8,400	$974,052
Chief Executive Officer and President	2018	$565,123	$213,334	$318,112	$8,250	$1,104,819

Jeffrey G. Lamothe	2019	$390,196	$135,214	$107,382	$8,400	$641,192
Senior Vice President and Chief Financial Officer	2018	$402,903	$139,405	$141,430	$8,250	$691,987

Jane Gross, Ph.D.	2019	$354,452	$122,828	$102,269	$8,400	$587,949
Senior Vice President and Chief Scientific Officer	2018	$365,995	$120,046	$141,435	$8,970	$636,446

(1)	Amounts represent cash bonuses earned in the designated year, which were paid during the following year for performance during the designated year.
(2)

The amounts in the “Option Awards” column reflect grant date fair value of stock option awards in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of the valuation assumptions for the 2018 and 2019 amounts, see Note 13 to the combined financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(3)	2018 and 2019 amounts represent 401(k) matching contributions, PTO payout, and catastrophic bank payout.

Employment, Severance and Change in Control Agreements

The Company does not have any employment contracts with its named executive officers; however, the Company does have a Senior Management Severance Plan (“Severance Plan”) effective as of July 29, 2016 through December 31, 2021, renewing thereafter for one year increments unless terminated ninety (90) days prior to the expiration of the then current term.  A participant in this Severance Plan is an employee of the Company with the title Chief Executive Officer, Executive Vice President, Senior Vice President or Vice President, who has been employed by the Company for at least six (6) months, has been designated to participate and executed the plan acknowledgement form. In the event a participant in the Severance Plan is terminated by the Company without cause, the participant shall become entitled to the following:

•	unpaid base salary
•	unused paid time off through date of termination
•	reimbursement for any unreimbursed expense incurred by participant prior to date of termination
•	employee and fringe benefits and perquisites to which such participant may be entitled to as of the date of termination
•

an amount equal to the percentage of such participant’s base salary plus target bonus set forth in the table below opposite such participant’s title, to be paid, in equal installments over the period set forth in the table below opposite such participant’s title:

Title	Percentage of Compensation	Period (months)
Chief Executive Officer	150%	18
Executive Vice President	125%	15
Senior Vice President	75%	9
Vice President	50%	6

•	any bonus earned but unpaid as of the date of termination for any previously completed year, to be paid in a lump sum
•	pro rata target annual bonus in respect of the year of termination, to be paid in a single lump-sum
•	continued eligibility for such participant and his/her eligible dependents to receive employee benefits.

If during the term of the Severance Plan, the participant’s employment is terminated with cause, then participant shall not be entitled to receive any compensation, benefits or rights and any stock options or other equity participation benefits vested on or prior to the date of such termination, shall immediately terminate.

A participant may also be provided a cash lump sum payment within thirty (30) days of termination of employment to the sum of: any unpaid base salary, accrued time off through date of termination and reimbursement of unreimbursed expenses, an bonus earned but unpaid, pro rata target annual bonus, employee benefits as of the date of termination, any unvested company stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-unit awards held by such participant that are outstanding on the date of the termination of employment shall become fully vested as of such date and the period during which any Equity Award held by such participant that is outstanding on such date may be exercised shall be extended to a date that is the later of the fifteenth day of the third month following the date, or December 31 of the calendar year in which such Equity Award would otherwise have expired if the exercise period had not been extended but not beyond the final date such Equity Award could be exercised if the participant employment had not terminated, in each case based on the terms of such Equity Award at the original grant date, and  an amount equal to the percentage of such participant’s compensation set forth in the table below opposite such participant’s title:

The participant and his/her eligible dependents shall continue to be eligible for benefits in accordance with the following chart:

Title	Percentage of Compensation	Period (months)
Chief Executive Officer	250%	30
Executive Vice President	200%	24
Senior Vice President	125%	12
Vice President	65%	6

Base Salaries and Target Bonuses

The Compensation Committee (“Committee”) approved annual base salaries and target bonus percentages for 2019. The 2019 bonuses were determined by a review of the achievement of Company and individual performance goals and other factors deemed relevant by the Committee.  The following table sets forth the base salary and target performance bonus percentages for 2019:

Name and Title	2019 Base Salary	2019 Target Performance Percentage
Marvin L. White Chief Executive Officer and President	$547,300	50%
Jeffrey G. Lamothe Senior Vice President and Chief Financial Officer	$390,196	40%
Jane Gross, Ph.D. Senior Vice President and Chief Scientific Officer	$354,452	40%

(1)

2019 Base Salary reflects a temporary 20% decrease in executive compensation, which has been included for two months in 2019. This temporary change was approved by the Board of Directors in October 2019 and is effective through July 2020.

Outstanding Equity Awards at December 31, 2019

The following table sets forth information regarding unexercised Aptevo stock options and unvested restricted stock unit awards outstanding as of December 31, 2019 for each of our named executive officers. All share and per share information have been adjusted to reflect the impact of the 14-to-1 reverse stock split of our common stock effected on March 26, 2020.

	2019 Outstanding Equity Awards at Fiscal Year-End
	Options Awards
	Number of Securities Underlying				Exercise	Option Award
Name	Exercisable		Unexercisable		Price	Expiration Date
Marvin White	2,545	(1)	—		$25.20	5/22/2021
	14,319	(2)	—		$41.16	8/3/2026
	3,609	(3)	1,805	(3)	$27.44	2/23/2027
	3,609	(4)	1,805	(4)	$30.10	5/31/2027
	3,609	(10)	7,219	(10)	$43.82	3/9/2028
	—		10,828	(8)	$21.28	2/8/2029
	—		13,563	(9)	$8.06	11/1/2029

Jeffrey G. Lamothe	2,695	(5)	—		$34.58	3/10/2021
	1,928	(6)	—		$35.70	3/9/2022
	3,128	(7)	—		$41.58	2/28/2026
	1,604	(3)	803	(3)	$27.44	2/23/2027
	1,604	(4)	803	(4)	$30.10	5/31/2027
	1,604	(10)	3,210	(10)	$43.82	3/9/2028
	—		4,814	(8)	$21.28	2/8/2029
	—		9,670	(9)	$8.06	11/1/2029

Jane Gross, Ph.D.	2,072	(5)	—		$34.58	3/10/2021
	2,779	(6)	—		$35.70	3/9/2022
	3,908	(7)	—		$41.58	2/28/2026
	1,604	(3)	803	(3)	$27.44	2/23/2027
	1,604	(4)	803	(4)	$30.10	5/31/2027
	1,604	(10)	3,210	(10)	$43.82	3/9/2028
	—		4,814	(8)	$21.28	2/8/2029
	—		8,784	(9)	$8.06	11/1/2029

(1)

The stock option award fully vested on May 22, 2017. This award was originally part of a grant from Emergent dated May 22, 2014 of which two-thirds were vested at the time of conversion to Aptevo's equity pool.

(2)

The award was granted on August 3, 2016 at the time of spin-off from Emergent. This award vested over three years; one-third of which vested on August 3, 2017, one-third vested on August 3, 2018, and the final one-third vested on August 3, 2019.

(3)

This stock option award was granted on February 24, 2017. This award vested over three years, one-third of which vested on February 24, 2018, one-third vested on February 24, 2019, and the final third vested on February 24, 2020.

(4)	This stock option award was granted on June 1, 2017. This award vests over three years, one-third on June 1, 2018, one-third on June 1, 2019, and the final third on June 1, 2020.
(5)

This stock option award vested on March 10, 2017. This award was originally part of a grant from Emergent dated March 11, 2014, of which two-thirds were vested at the time of conversion to Aptevo’s equity pool.

(6)

This stock option award vested on March 10, 2018. This award was originally part of a grant from Emergent dated March 11, 2015, of which two-thirds were vested at the time of conversion to Aptevo’s equity pool.

(7)	This stock option award vested over three years, and the final one-third vested on March 1, 2019.
(8)	This stock option award vests over three years, one-third of which vested on February 28, 2020, one-third will vest on February 28, 2021, and the final one-third will vest on February 28, 2022.
(9)	This stock option award vests over one year, which will vest on November 1, 2020.
(10)	This stock option award was granted on March 9, 2018. This award vests over three years, one-third on March 9, 2019, one-third on March 9, 2020, and the final third on March 9, 2021.

Director Compensation

The following table shows for 2019 certain information with respect to the compensation of all non-employee directors of the Company:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
Fuad El-Hibri	$36,000	$9,041	$45,041
Daniel J. Abdun-Nabi	$36,000	$9,041	$45,041
Grady Grant, III	$53,500	$9,041	$62,541
Zsolt Harsanyi, PhD.	$61,000	$9,041	$70,041
Barbara Lopez Kunz	$66,000	$9,041	$75,041
John E. Niederhuber, M.D.	$73,500	$9,041	$82,541

(1)

Represents the aggregate grant date fair value of stock awards made during 2019 computed in accordance with the Stock Compensation Topic of the FASB ASC, based on the market price of our common stock on the date of grant, as required by SEC rules and regulations, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a description of the assumptions used to determine these amounts, see Note 13 to the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

(2)

Each director was awarded options, 1,339 on August 3, 2016, 893 on June 1, 2017, 1,786 on June 1, 2018, and 1,785 on June 1, 2019. The table below lists the aggregate number of shares subject to outstanding option awards held by each of our non-employee directors.

Name	Number of Shares Vested as of December 31, 2019	Number of Shares Subject to Outstanding Options as of December 31, 2019
Fuad El-Hibri	2,529	3,272
Daniel J. Abdun-Nabi	2,529	3,272
Grady Grant, III	2,529	3,272
Zsolt Harsanyi, Ph.D.	2,529	3,272
Barbara Lopez Kunz	2,529	3,272
John E. Niederhuber, M.D.	2,529	3,272

Under the Aptevo Directors Compensation Program, Aptevo’s non-employee directors receive the compensation set forth in the table below. We also reimburse Aptevo’s non-employee directors for out-of-pocket expenses incurred in connection with attending our board and committee meetings.

Element	Program
Annual Cash Retainer	$40,000
Committee Chair Retainer	$20,000 Audit $15,000 Compensation $10,000 Nominating/Governance
Committee Member Retainer	$10,000 Audit $7,500 Compensation $5,000 Nominating/Governance
Lead Independent Director	$20,000
Annual Equity Grant	1,786 Options

Transactions With Related Persons

Related Person Transaction Policy

In 2016, we adopted a written Related Person Transaction Policy (“Policy”) that sets forth our policies and procedures for the review and approval or ratification of related person transactions.  For purposes of our policy only, a “Related Person Transaction” is a transaction, arrangement or relationship in which we and any “related persons” are participants involving an amount that exceeds $120,000. A related person is an executive officer, director, or more than 5% stockholder of any class of our voting securities, including any of their immediate family member.

Any Related Person Transaction proposed to be entered into by the Company must be reported to the Company’s General Counsel and shall be reviewed and approved by the Audit Committee of the Board (the “Committee”) in accordance with the terms of this Policy.  If the General Counsel determines that advance approval of a Related Person Transaction is not practicable under the circumstances, the Committee shall review and, in its discretion, may ratify the Related Person Transaction at the next meeting of the Committee, or at the next meeting following the date that the Related Person Transaction comes to the attention of the General Counsel. Any Related Person Transaction previously approved by the Committee or otherwise already existing that is ongoing in nature shall be reviewed by the Committee annually.

A Related Person Transaction reviewed under this Policy will be considered approved or ratified if it is authorized by the Committee in accordance with the standards set forth in this Policy after full disclosure of the Related Person’s interests in the transaction.  As appropriate for the circumstances, the Committee shall review and consider: (a) the Related Person’s interest in the Related Person Transaction; (b) the approximate dollar value of the amount involved in the Related Person Transaction; (c) the approximate dollar value of the amount of the Related Person’s interest in the transaction without regard to the amount of any profit or loss; (d) whether the transaction was undertaken in the ordinary course of business of the Company; (e) whether the transaction with the Related Person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party; (f) the purpose of, and the potential benefits to the Company of, the transaction; and (g) any other information regarding the Related Person Transaction or the Related Person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Committee will review all relevant information available to it about the Related Person Transaction.  The Committee may approve or ratify the Related Person Transaction only if the Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.  The Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the Related Person in connection with approval of the Related Person Transaction.

Indemnity Agreements

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s Bylaws.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Aptevo stockholders will be “householding” the Company’s proxy materials.  A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Aptevo.  Direct your written request to Aptevo Therapeutics Inc., Attn: Heather Boussios, Assistant Secretary, 2401 4th Ave. Suite 1050, Seattle, Washington 98121 or contact Heather Boussios at (206) 838-0500.  Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Heather Boussios

Assistant Secretary

April ___, 2020

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: Corporate Secretary, Aptevo Therapeutics Inc., 2401 4th Ave. Suite 1050, Seattle, Washington 98121.

APTEVO THERAPEUTICS INC.
C/O BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

1 OF 2

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. ET on 05/26/2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

CONTROL # → 0000000000000000

NAME	SHARES
THE COMPANY NAME INC. - COMMON	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F	123,456,789,012.12345
THE COMPANY NAME INC. - 401 K	123,456,789,012.12345

PAGE 1 OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

For All ☐ Withhold All ☐ For All Except ☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

1. To elect two nominees to the Board of Directors to hold office for a term expiring at our 2023 Annual Meeting of Stockholders.

Nominees

01 Zsolt Harsanyi, Ph.D 02 Barbara Lopez Kunz

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Investor Address Line 1
Investor Address Line 2
Investor Address Line 3
Investor Address Line 4
Investor Address Line 5
John Sample
1234 ANYWHERE STREET
ANY CITY, ON A1A 1A1

Signature [PLEASE SIGN WITHIN BOX] Date

JOB #

Signature (Joint Owners) Date

SHARES
CUSIP #
SEQUENCE #

02 0000000000

0000458126_1 R1.0.1.18

APTEVO TM THERAPEUTICS ANNUAL MEETING OF STOCKHOLDERS OF APTEVO THERAPEUTICS INC. MAY 15, 2019 Dear Stockholder: Please take note of the important information accompanying this proxy card. These are matters related to the operation of Aptevo Therapeutics Inc. that require your prompt attention. Your vote counts and you are strongly encouraged to exercise your right to vote these shares. Please vote these shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your attempt consideration of these matters. Sincerely, Board of Directors of Aptevo Therapeutics Inc. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report on Form 10-K and Proxy Statement is/are available at www.proxyvote.com. E66305-P18810 APTEVO THERAPEUTICS INC. Annual Meeting of Stockholders May 15, 2019 9:00 AM PDT This proxy is solicited by the Board of Directors The undersigned, revoking all prior proxies, hereby appoints Jeffrey G. Lamothe and Shawnte M. Mitchell as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Aptevo Therapeutics Inc. (the "Company") held of record by the undersigned as of March 20, 2019 at the Annual Meeting of Stockholders to be held on May 15, 2019 at 9:00 a.m., Pacific time at the World Trade Center Seattle, 2200 Alaskan Way, Seattle, WA 98121 and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSAL 2. IN THEIR DISCRETION, THESE PROXIES OF THE UNDERSIGNED ARE AUTHORIZED TO VOTE UPON ANY AND ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. Continued and to be signed on reverse side